Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2023, by and among Enhabit, Inc., a Delaware corporation (the “Company”), Cruiser Capital Master Fund LP and Cruiser Capital Advisors, LLC (collectively with their Affiliates, “Cruiser”), and Harbour Point Capital Management LP (collectively with its Affiliates, “Harbour Point”, and collectively with Cruiser, the “Investor Group”, and each of Cruiser and Harbour Point, individually, as “Investor”). The Company, Cruiser and Harbour Point are each herein referred to as a “party” and collectively, the “parties” (except as otherwise provided in Sections 4 and 5). Capitalized terms used herein shall have the meanings set forth in Section 16 of this Agreement.

WHEREAS, on December 20, 2022, Cruiser submitted notice of its intent to nominate four candidates (the “Nomination Notice”) for election to the Board of Directors of the Company (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”);

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a) Effective upon the execution and delivery of this Agreement, Cruiser hereby withdraws the Nomination Notice.

(b) Effective upon the execution and delivery of this Agreement, the Board shall increase the size of the Board from eleven (11) to thirteen (13) directors.

(c) The Company shall, as promptly as practicable following the execution of this Agreement, but in no case later than two (2) Business Days following the date of this Agreement, take all action necessary to appoint each of Stuart McGuigan and Barry Schochet (each, a “New Director” and together, the “New Directors”) to the Board to fill the vacancies resulting from the increase in the size of the Board as set forth in Section 1(b).

(d) The Company shall, with respect to the 2023 Annual Meeting and any subsequent Annual Meetings during the term of this Agreement, (i) include the New Directors as nominees for election to the Board in its proxy statement and proxy card, (ii) recommend to the stockholders of the Company the election of the New Directors to the Board and (iii) solicit proxies in favor of the election of the New Directors to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other incumbent nominees. Following the term of this Agreement, the New Directors shall be subject to the same standards, due consideration, and criteria for re-election as any other independent director.

(e) The Board and all applicable committees of the Board shall, in accordance with the Board’s customary governance processes, give each of the New Directors the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications. Subject to applicable rules of the SEC and of any stock exchange on which the Company is traded, the Board shall take the necessary steps to promptly appoint Mr. Schochet to the Nominating/Corporate Governance Committee and the Compliance/Quality of Care Committee.

(f) The Company’s proxy statement for the 2023 Annual Meeting shall clearly articulate the Board transition plan to be effected no later than the 2024 annual meeting of stockholders, with at least four of the five legacy directors not standing for re-election.

(g) The Company and the Investor Group agree that from the date hereof through the Termination Date the Company shall invite the Investor Group to present to the Board, at the Company’s expense, at two separate meetings of the Board with the first such Board meeting to occur in May 2023 and the second such Board meeting to occur in October 2023.

2. Voting Commitment. Until the Termination Date, each Investor shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), beneficially owned by such Investor and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to all proposals put to stockholders at such meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make voting recommendations that differ from the voting recommendation of the Board with respect to any Company proposal (other than proposals to elect or remove directors) submitted to the stockholders at any Stockholder Meeting, the members of the Investor Group shall be permitted to vote all or a portion of shares of Common Stock they beneficially own and over which they have voting power, respectively, at such Stockholder Meeting in accordance with ISS and Glass Lewis recommendations; and provided, further, that the Investor Group shall be permitted to vote in their sole discretion on any proposal of the Company in respect of any Extraordinary Transaction. For the avoidance of doubt, if either ISS or Glass Lewis is silent regarding any Company proposal, each Investor shall be permitted to vote in accordance with whichever proxy advisory firm made a recommendation.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 9(a)), without the prior written consent of the Board, the Investor Group shall not, and each Investor shall cause its respective Affiliates, not to, directly or indirectly, in whole or in part (in each case, except as permitted by this Agreement):

(a) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 7.5% or more than of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”);

(b) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call of, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation (as amended and as may be further amended from time to time, the “Certificate of Incorporation”) or the Amended and Restated Bylaws (as amended and as may be further amended from time to time, the “Bylaws”), including any “town hall meeting”; or (vi) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting (other than in connection with an Extraordinary Transaction);

(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one (1) or more of their respective Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to amend any provision of the Certificate of Incorporation or Bylaws;

(f) demand an inspection of the Company’s books and records;

(g) make any public or private proposal with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (E) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter (for purposes of clarification, this provision does not impede or restrain the Investor Group from voting on any Extraordinary Transaction as it sees fit);

(i) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any Extraordinary Transaction;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prevent, prohibit or restrict any Investor or its Representatives from making (A) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group) or (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel that are not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties and (ii) the restrictions in this Section 3 shall not restrict any Investor or its Representatives from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. The Investor Group shall comply with the requirements of Section 13(d) of the Exchange Act, and upon reasonable written notice from the Company to the Investor Group, the Investor Group will confirm that it is in compliance with said requirements.

4. Mutual Non-Disparagement. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to make any public statement that undermines, disparages or otherwise reflects detrimentally on the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (x)

apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. For purposes of clarification, this Section 4 shall not prohibit the Investor Group from communicating (A) with its attorneys, accountants, or financial advisors and the Investor Group’s investors in a manner that (I) is consistent with ordinary course communications with investors, (II) is not intended to result in a public dissemination, (III) does not otherwise violate any applicable laws, and (IV) is objective, factual, truthful and accurate. For purposes of this Section 4, the term “party” shall refer to the Company or the Investor Group, as applicable.

5. No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or that should have been known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one (1) party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party. For purposes of this Section 5, the term “party” shall refer to the Company or the Investor Group, as applicable.

6. Public Statements; SEC Filings.

(a) On the date of this Agreement, the Company shall issue a press release (the “Press Release”) that is mutually agreeable to the parties announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, no party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties.

(b) No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the Investor Group with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Investor Group.

(c) Except for the issuance of the Press Release and the filing of the Form 8-K, no party shall issue any press release or other public statement (including in any filing required under the Exchange Act) or speak with any member of the media about the subject matter of this Agreement or the other parties, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement; provided, however, that the Investor Group may share its investment thesis in a manner that is objective, factual, truthful and accurate.

7. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

8.	Representations and Warranties.

(a) Each Investor represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each Investor represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b) The Investor Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 2.3 million shares of Common Stock. The Investor Group represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is the earlier of (i) thirty (30) days prior to the nomination deadline under the Bylaws in effect as of the date of this Agreement for the nomination of director candidates for election to the Board at the 2024 annual meeting of stockholders and (ii) in the event that any party materially breaches its obligations or representations and warranties hereunder, the date that is ten (10) calendar days following written notice of such breach from the non-breaching party, if such breach (if capable of being cured) has not been cured by such date, or, if impossible to cure within ten (10) calendar days, such party has not taken substantive action to correct by such date (the effective date of termination, the “Termination Date”). Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the Investor Group pursuant to Sections 1, 2, 3, 4, 5 and 6(c) shall terminate in the event that the Company materially breaches its obligations to the Investor Group or any Investor pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 8(c) of this Agreement and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from the Investor Group, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Investor Group; provided, however, that the obligations of the Investor Group pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to the Investor Group under Section 5; and

(ii) the obligations of the Company to the Investor Group or any Investor pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) the Investor Group or any Investor materially breaches its obligations in Sections 1, 2, 3, 4, 5, 6(c) or 8 or the representations and warranties in Section 8(a) and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, the Investor Group has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to the Investor Group pursuant to Section 5 shall terminate immediately in the event that the Investor Group materially breaches its obligations under Section 5.

(b) If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding any termination of this Agreement, the provisions of Section 11 shall survive the termination of this Agreement.

10. Confidentiality. The Investor Group acknowledges that all members of the Board are (i) governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (ii) required to keep confidential all confidential information of the Company, including discussions, matters or materials considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”).

11. Mutual Releases.

(a) In exchange for the valuable consideration set forth above, the Investor Group, on behalf of itself and its predecessors, successors, officers, directors, trustees, members, employees, agents, and Representatives, hereby unconditionally and irrevocably release, acquit, and forever discharge the Company and its predecessors, successors, officers, directors, trustees, members, employees, agents, and Representatives of and from any and all manner of action or known actions, suits, causes or causes of action, in law or in equity or before any governmental agency, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs and expenses, of any nature whatsoever, real or potential, asserted or unasserted, fixed or contingent, liquidated or unliquidated, direct or indirect, relating to or arising out of any matters raised in oral or written correspondence between the Investor Group and the Company or any of its Representatives, or raised in any filing with the SEC made by the Investor Group, from the beginning of time to the date of this Agreement (collectively, “Claims”). The foregoing release shall not release (i) any rights or duties of the Company under this Agreement, or (ii) any claims or causes of action that the Investor Group may have for the enforcement or breach of any provision of this Agreement, and shall not prohibit the Investor Group’s participation in any class action suit brought by any third party that is not affiliated with the Investor Group.

(b) In exchange for the valuable consideration set forth above, the Company, on behalf of itself and its predecessors, successors, officers, directors, trustees, members, employees, agents, and Representatives, hereby unconditionally and irrevocably release, acquit, and forever discharge the Investor Group and its respective predecessors, successors, officers, directors, trustees, members, employees, agents, and Representatives, of and from any and all Claims. The foregoing release shall not release (i) any rights or duties of the Investor Group under this Agreement or (ii) any claims or causes of action that the Company may have for the enforcement or breach of any provision of this Agreement.

(c) Each party represents and warrants that such party has not heretofore transferred or assigned, or purported to transfer or assign, to any person any Claims herein released.

(d) Each party waives any and all rights (to the extent permitted by state law, federal law, principles of common law, or any other law) that may have the effect of limiting the releases in this Section 11. Without limiting the generality of the foregoing, each party acknowledges that there is a risk that the damages and costs that such party believes such party has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. Facts on which each party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected, or believed to be true. Each party acknowledges that in entering into this Agreement, such party has expressed that such party agrees to accept the risk of any such possible unknown Claims. Each party acknowledges and agrees that the releases and covenants provided for in this Section 11 are binding, unconditional, and final as of the date hereof. Neither the execution nor delivery of this Agreement, nor compliance with its terms, shall constitute an admission of any fault or liability on the part of any of the parties. None of the parties admit liability of any sort and, in fact, all parties expressly deny any liability.

12. Expenses. Promptly after the receipt of satisfactory documentation from the Investor Group, the Company shall reimburse the Investor Group for its documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not exceed $145,000 in the aggregate.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Enhabit, Inc. 6688 N. Central Expressway, Suite 1300 Dallas, TX 75206 Attn: Dylan Black, General Counsel Email: Dylan.Black@ehab.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road Building 1

Palo Alto, CA 94304

Attn: Derek Zaba

        Leonard Wood

Email: dzaba@sidley.com

            lwood@sidley.com

If to the Investor Group (or either Investor): Cruiser Capital Master Fund LP 243 Tresser Blvd Stamford, CT 06901 Attn: Keith Rosenbloom Email: keithr@cruisercap.com	with mandatory copies (which shall not constitute notice) to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Peter D. Fetzer Email: pfetzer@foley.com and Harbour Point Capital Management LP 55 Old Field Point Road Greenwich, CT 06830 Attn: Robert Juneja Email: bjuneja@harbourpointcapital.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. Each party to this Agreement acknowledges and agree that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies may be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if a party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (g) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.	Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

ENHABIT, INC.

By:	/s/ Dylan C. Black
Name:	Dylan C. Black
Title:	General Counsel and Secretary

SIGNATURE PAGE TO COOPERATION AGREEMENT

INVESTOR GROUP:

CRUISER CAPITAL MASTER FUND LP

By:	/s/ Keith M. Rosenbloom
Name: Keith M. Rosenbloom
Title: Managing Member

CRUISER CAPITAL ADVISORS, LLC

By:	/s/ Keith M. Rosenbloom
Name: Keith M. Rosenbloom
Title: Managing Partner

HARBOUR POINT CAPITAL MANAGEMENT LP

By:	HPCM GP LLC, its General Partner

By:	/s/ Robert Juneja
Name: Robert Juneja
Title: Managing Member

SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A

Form of Press Release

Enhabit Announces Agreement with Cruiser Capital and Harbour Point Capital

Board Appointments Support the Company’s Previously Announced

Board Transition Plan

DALLAS – March 30, 2023 – Enhabit, Inc. (NYSE: EHAB) (“Enhabit” or the “Company”), a leading national home health and hospice provider, today announced an agreement with Cruiser Capital Advisors LLC (“Cruiser”) and Harbour Point Capital Management LP (“Harbour Point” ), which collectively own approximately 4.7% of the outstanding shares of Enhabit’s common stock, pursuant to which Enhabit has appointed Stuart McGuigan and Barry Schochet to its board of directors, effective immediately. With these appointments the Company’s board will expand temporarily to 13 directors.

As Enhabit previously disclosed in May 2022 ahead of the completion of its separation from Encompass Health Corporation (“Encompass Health”), five of its board members previously served on the board of directors of Encompass Health and remain on Enhabit’s board on a transitional basis to assist Enhabit’s start up as a public company, leveraging their knowledge of the business and experience as public company directors (the “Transition Plan”). The appointments of Mr. McGuigan and Mr. Schochet support the advancement of the Company’s Transition Plan. The board reemphasizes its commitment to an orderly transition whereby at least four of the five transitional Encompass Health board members will step down from the board at or before the 2024 annual meeting of stockholders.

In conjunction with the appointment of the two directors, the Company has entered into a cooperation agreement with Cruiser and Harbour Point Capital (together, the “Investor Group”). In addition to the director appointments, the cooperation agreement provides that the Investor Group will support the board’s full slate of directors at the annual meeting and will abide by customary standstill, voting and other provisions. The complete agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

“We are pleased to strengthen the Enhabit board with the additions of Stuart and Barry as new independent directors,” said Leo I. Higdon Jr., Chairman of the Enhabit board. “With Enhabit still in its first full year operating as a public company, we believe today’s announcement underscores our board refreshment efforts. Stuart brings over 30 years of information and technology experience with successful Chief Information Officer roles at a variety of organizations where technology and data analytics were critical to their success. Barry is a highly accomplished healthcare industry executive and investor with more than three decades of experience. We look forward to working together as we continue to focus on meeting the needs of our patients and enhancing stockholder value.”

“With technology playing an increasingly important role in successfully delivering high-quality, cost-effective care, I look forward to working closely with the board and management team toward our shared goal of driving value for Enhabit,” said Mr. McGuigan.

“I am honored to be joining the Enhabit board,” said Mr. Schochet. “Enhabit has a diverse portfolio, a strong pipeline and a talented team in place today and is well positioned to deliver superior, cost-effective care where patients most prefer it: in their homes. I am excited for the opportunity to help the Company advance its objectives for growth and value creation.”

Keith Rosenbloom, Managing Member of Cruiser Capital Advisors, said, “We believe Enhabit’s intrinsic value is underappreciated, and it has the potential to generate tremendous returns for investors – particularly given the level of consolidation activity in the industry. As shareholders we appreciate the constructive engagement we have had with the Enhabit leadership team and Board and are pleased the Company is strengthening its Board with these two additions. We view today’s announcement as a positive development for all Enhabit stockholders.”

Goldman Sachs & Co. LLC is serving as financial advisor to Enhabit, Sidley Austin LLP is serving as legal advisor to Enhabit and Foley & Lardner LLP is serving as legal advisor to the Investor Group.

About Stuart McGuigan

Stuart McGuigan currently serves as a Senior Advisor at McKinsey & Company. Prior to this position, he served as Chief Information Officer (CIO) of the U.S. Department of State. As CIO, he established technology strategic direction and provided oversight for $2.4 billion of technology programs across the Department. McGuigan joined the Department of State from Johnson & Johnson, where he was responsible for global Information Technology strategy and operations for an organization with 130,000 employees at over 170 overseas and domestic locations. Prior to Johnson & Johnson, McGuigan served as Senior Vice President and CIO of CVS Caremark, Senior Vice President and CIO of Liberty Mutual and Senior Vice President of Information Services for Medco Health Solutions. McGuigan currently serves as a director of Posit PBC and M2GEN.

Mr. McGuigan holds Master of Science and Master of Philosophy degrees in the Cognitive Science program at Yale University and has a Bachelor of Arts degree in psychology from Fairfield University.

About Barry Schochet

Barry Schochet serves as a Healthcare Operating Partner at CIC Partners, an investment firm with an investment record spanning more than 30 years and representing greater than $1 billion in aggregate realized proceeds. Prior to his current role at CIC Partners, Mr. Schochet served as the President and CEO of BPS Health Ventures, a healthcare consulting and investment firm. In addition, Mr. Schochet served as Vice Chairman and a number of other senior executive positions, including President of the Hospital Division, at Tenet Healthcare (NYSE: THC) and predecessor National Medical Enterprises from 1979-2004. During his tenure, Tenet reached revenues of over $13 billion. Mr. Schochet has previously served as a director for several health care companies, including Omnicare (NYSE:OCR), until it was acquired by CVS (NYSE: CVS), and Agiliti (NYSE: AGTI). Mr. Schochet currently serves as a director of BroadJump LLC and as an advisor to Rendina Health Care Real Estate.

Mr. Schochet holds Master of Hospital Administration degree from George Washington University and a Bachelor of Arts degree in zoology from the University of Maine.

About Enhabit Home Health & Hospice

Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 252 home health locations and 105 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.

Additional Information

The Company intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders for the Company’s 2023 annual meeting of stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Company’s definitive proxy statement, an accompanying proxy card, any amendments or supplements thereto and other documents filed by the Company with the SEC when they become available at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the Company’s Investor Relations website at http://investors.ehab.com or by contacting the Company’s Investor Relations Department at InvestorRelations@ehab.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2023 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers is included in the Company’s Information Statement, a copy of which is filed as Exhibit 99.1 and incorporated by reference in the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2022. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above.

Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to future events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Investors should consult further disclosures and risk factors included in our Form 10 Registration Statement dated June 14, 2022 and subsequent quarterly reports on Form 10-Q, each of which can be found on the Company’s website at http://investors.ehab.com and the SEC’s website at www.sec.gov.

Investor Contact

Mark Brewer

Mark.Brewer@ehab.com

469-860-6061

Media Contact

Andy Brimmer / Adam Pollack / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449